Exhibit 99.1

September 15, 2014

Diligent Announces Appointment of Executive Vice Chairman

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) (NZX: DIL) today announced that Mr. Greg B. Petersen has been appointed by the Board of Directors to serve as Executive Vice Chairman of the Company. Mr. Petersen has served as a director since April 2013 and has been a member of the Company’s Compensation Committee and Nominations Committee and Chairman of the Audit and Finance Committee. During this time, Mr. Petersen’s comprehensive expertise and experience in the Software-as-a-Service (“SaaS”) and Software industry have been a valuable contribution to the Diligent Board of Directors. To further utilise his skill-set and strengthen the company’s management depth, his appointment of Executive Vice Chairman was a logical step during this period of growth. Mr. Petersen will start in his new position on Monday September 15, 2014 (US ET), and subsequently will no longer be regarded by the board as an independent director for the purposes of the NZSX Listing Rules.

Mr. Petersen has served on the Board of PROS Holdings, Inc. (NYSE: PRO) since 2007 and is currently the compensation committee chairman for PROS. He has served on the Board of Piksel, Inc. since 2012 and is currently the audit committee and compensation committee chairman for Piksel. Previously Mr. Petersen was the executive vice president and chief financial officer for several technology companies, including: Activant Solutions, Inc. a provider of business management solutions to retail and wholesale distribution businesses from 2001-2007; Lombardi Software, Inc. a business process management software provider, which was sold to IBM, from 2008 to 2010; and CBG Holdings from 2011-2012. Mr. Petersen also served in finance and treasury roles with Trilogy Software (a provider of enterprise software and business services), in strategy and development roles with RailTex (a short-line and regional rail service provider), and in finance and strategy roles at American Airlines. Mr. Petersen holds a Bachelor of Arts in Economics from Boston College and a Master of Business Administration from the Fuqua School of Business at Duke University. Mr. Petersen has business and leadership experience in software companies, merger and acquisition experience, and significant finance, accounting and risk management knowledge.

As demonstrated above, Mr. Petersen has extensive experience as an executive of publicly-traded companies, and building and executing on strategic plans for fast growing software businesses. Mr. Petersen’s initial focus will be on Diligent’s long-term strategic plan and to build out best-in-class processes and infrastructure throughout the company to support its long-term growth.

Mr. David Liptak, Chairman of the Board, said: “Greg’s depth of experience and expertise in the SaaS and Software industry has been a valued addition to the Diligent Board over the last 17 months. In his new role, we look forward to further benefiting from his expertise as the company continues to grow.”

Mr. Petersen commented: “Diligent has a tremendous product, and has grown rapidly to have over 82,000 users in over 40 countries using the Diligent Boardbooks. I am looking forward to working more closely with the Diligent employees, customers and investors as we focus on our strategic growth initiatives to further grow the global user base.”

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